Exhibit 99.1

XOMA Royalty Reports Second Quarter and Year to Date 2025 Financial Results

and Highlights Recent Business Achievements

Business development: Purchased mezagitamab royalty and milestone rights held by BioInvent International and will secure royalty economic interests in two early-stage partnered assets through XOMA Royalty’s recently announced acquisition of LAVA Therapeutics.

Company acquisitions: Announced XOMA Royalty’s acquisitions of Turnstone Biologics, LAVA Therapeutics, and HilleVax; acted as structuring agent and provided financing for XenoTherapeutics’ acquisition of ESSA Pharma; completed the sale of Kinnate pipeline assets and distributed upfront proceeds to Kinnate contingent value right (CVR) holders.

Key Pipeline advancements: Rezolute completed enrollment in Phase 3 sunRIZE study of ersodetug in patients with congenital hyperinsulinism; the Marketing Authorization Application (MAA) for Day One Biopharmaceuticals and Ipsen’s tovorafenib was accepted for review by the European Marketing Authority (EMA), resulting in a $4 million milestone payment to XOMA Royalty; Zevra Therapeutics submitted an MAA with EMA seeking marketing approval for arimoclomol as a treatment for Niemann-Pick Type C.

Cash receipts: In the first half of 2025, XOMA Royalty received $29.6 million in royalties and milestones from its partners, including $11.7 million during the second quarter.

EMERYVILLE, Calif. – August 13, 2025 (GLOBE NEWSWIRE) – XOMA Royalty Corporation (NASDAQ: XOMA), the biotech royalty aggregator, reported its 2025 second quarter and year to date financial results and highlighted recent actions that have the potential to deliver shareholder value.

“We continue to add to our diversified portfolio of both early- and late-stage assets through disciplined capital deployment and creative financial structures,” stated Owen Hughes, Chief Executive Officer of XOMA Royalty. “Recently approved drugs are addressing key unmet patient needs, which is driving increased royalty receipts, and we await data from several key Phase 3 assets over the coming quarters.”

Royalty and Milestone Acquisitions

Company	Asset and Transaction Detail

BioInvent	XOMA Royalty deployed $20 million to purchase the future mezagitamab royalty and milestone interests held by BioInvent and will pay an additional $10 million as the asset achieves a certain regulatory milestone. With its existing entitlement, plus the newly acquired economics from BioInvent, XOMA Royalty will be entitled to milestones of up to $16.25 million from Takeda and mid-single digit royalties on future mezagitamab commercial sales.

LAVA Therapeutics	XOMA Royalty will secure an economic interest in two partnered assets through the Company’s recently announced acquisition of LAVA. The partnered assets are PF-08046052, which is being developed by Pfizer, and JNJ-89853413, which is being developed by Johnson & Johnson.

Company Acquisitions

Company	Transaction Details

Turnstone Biologics	XOMA Royalty and Turnstone Biologics entered into a definitive merger agreement, whereby XOMA Royalty will acquire Turnstone for $0.34 in cash per share of Turnstone common stock plus one non-transferable contingent value right (CVR). The transaction closed on August 11.

HilleVax	XOMA Royalty and HilleVax have entered into a definitive merger agreement, whereby XOMA Royalty will acquire HilleVax for $1.95 per share upon closing. HilleVax stockholders also will receive a CVR that entitles them to receive certain potential payments following the closing of a pro rata portion of any remaining HilleVax cash in excess of $102.95 million; certain savings realized related to HilleVax’ office lease obligations, and should XOMA Royalty sell or out license the HilleVax norovirus programs within two years after the acquisition closes, 90% of any net proceeds received within five years by XOMA Royalty. The acquisition is expected to be completed in September.

LAVA Therapeutics	XOMA Royalty and LAVA Therapeutics have entered into a definitive merger agreement, whereby XOMA Royalty will acquire LAVA for between $1.16 and $1.24 in cash per share of LAVA common stock plus one non-transferable CVR representing the right to receive 75% of the net proceeds related to LAVA’s two partnered assets and 75% of any proceeds related to the sale or out license of LAVA’s unpartnered programs. The acquisition is expected to close in the fourth quarter of 2025.

XenoTherapeutics Acquisition of ESSA Pharma	XOMA Royalty acted as structuring agent and is providing short-term financing for XenoTherapeutics’ acquisition of ESSA Pharma.

Kinnate	XOMA Royalty sold the remaining Kinnate pipeline assets for a total of up to $270 million in upfront and milestone payments, plus royalties on commercial sales at rates ranging from low-single digits to mid-teens. In July, the Kinnate CVRs holders received their 85% share of the modest upfront payments.

Pipeline Partner Updates through August 8, 2025

Partner	Event

Rezolute

In May, the company announced the U.S. Food and Drug Administration (FDA) granted Breakthrough Therapy Designation (BTD) to its investigational therapy, ersodetug, for the treatment of hypoglycemia caused by tumor HI.[1]

In May, Rezolute announced the completion of enrollment in the Phase 3 sunRIZE study. Topline data are anticipated in December of 2025.[2] As a result of Rezolute completing enrollment in the study, XOMA Royalty received a $5 million milestone payment.

Takeda	The first patient was dosed in Takeda’s Phase 3 clinical trial investigating mezagitamab as a treatment for adults with chronic primary immune thrombocytopenia (ITP). This achievement resulted in XOMA Royalty receiving a $3.0 million milestone payment, net, during the second quarter.

Day One Biopharmaceuticals	Ipsen, Day One’s partner outside of the U.S., announced its Marketing Authorization Application (MAA) for tovorafenib as a treatment for pediatric low-grade glioma (pLGG) had been accepted for review by the European Medicines Agency (EMA)[3].

Zevra Therapeutics	On July 28, Zevra announced it had submitted an MAA to EMA for the evaluation of arimoclomol for the treatment of Niemann-Pick Disease Type C (NPC)[4].

Gossamer Bio	On June 16, Gossamer announced it had completed enrollment in the ongoing Phase 3 PROSERA Study that is evaluating seralutinib in Functional Class II and III pulmonary atrial hypertension (PAH) patients [5]. Topline results continue to be anticipated in February 2026[6].

Daré Biosciences	Announced positive interim safety and efficacy results from its ongoing Phase 3 clinical trial evaluating the contraceptive effectiveness, safety, and acceptability of Ovaprene®, an investigational monthly, hormone-free intravaginal contraceptive.[7]

[1]	https://ir.rezolutebio.com/news/detail/354/rezolute-receives-breakthrough-therapy-designation-from-fda-for-ersodetug-in-the-treatment-of- hypoglycemia-due-to-tumor-hyperinsulinism
[2]	https://ir.rezolutebio.com/news/detail/356/rezolute-announces-completion-of-enrollment-in-the-phase-3-sunrize-study-of-ersodetug-in-patients- with-congenital-hyperinsulinism
[3]	https://www.ipsen.com/press-releases/ipsen-delivers-strong-sales-in-the-first-quarter-2025-and-confirms-its-full-year-guidance-3062256/
[4]	https://investors.zevra.com/news-releases/news-release-details/zevra-therapeutics-submits-marketing-authorization-application
[5]	https://ir.gossamerbio.com/news-releases/news-release-details/gossamer-bio-announces-completion-enrollment-registrational
[6]	https://ir.gossamerbio.com/news-releases/news-release-details/gossamer-bio-announces-second-quarter-2025-financial-results-and
[7]	https://ir.darebioscience.com/news-releases/news-release-details/positive-interim-phase-3-results-highlight-potential-ovaprener

Anticipated 2025 Partner Events of Note

Partner	Event

Rezolute

Topline data from sunRIZE Phase 3 clinical trial, which is investigating ersodetug in infants and children with congenital hyperinsulinism (cHI). Topline data are expected in December 2025[2].

First patient dosed in the Phase 3 registrational study for ersodetug for the treatment of hypoglycemia due to tumor hyperinsulinism[8].

Takeda	First patient dosed in Takeda’s Phase 3 clinical trial investigating mezagitamab as a treatment for adults with IgA Nephropathy.

Gossamer Bio	Activates first clinical sites for the global, registrational Phase 3 SERANATA Study examining seralutinib in patients with pulmonary hypertension associated with interstitial lung disease (PH-ILD) in the fourth quarter[5].

Daré Bioscience

Makes Sildenafil Cream, 3.6% available commercially via prescription in the fourth quarter of 2025 as a compounded drug under Section 503B of the Federal Food, Drug, and Cosmetic Act.[9]

Commencement of one of two registrational Phase 3 clinical trials investigating Sildenafil Cream, 3.6%, for the treatment of female sexual arousal disorder[10].

Second Quarter and Year to Date 2025 Financial Results

Tom Burns, Chief Financial Officer of XOMA Royalty, commented, “In the first six months of 2025, we have received $29.6 million in cash from partners, of which $16.0 million were royalty payments related to commercial sales and $13.6 million in milestone payments and fees. In the second quarter, we received $11.7 million in cash, $2.6 million from our partners’ commercial sales and $9.0 million from milestones and fees. Our partners’ product marketing activities continue to be well executed and as new commercial opportunities within our portfolio emerge, our line of sight to becoming cash flow positive on a consistent basis exclusively from the cash payments received from royalties grows clearer. With this outlook, we deployed $1.8 million to repurchase 81,682 shares of our common stock in the second quarter, bringing the total number of shares repurchased in 2025 to over 107,500 shares.”

[8]	https://ir.rezolutebio.com/news/detail/337/rezolute-announces-fda-clearance-of-ind-application-for-phase-3-registrational-study- of-rz358-for-treatment-of-hypoglycemia-due-to-tumor-hyperinsulinism
[9]	https://ir.darebioscience.com/news-releases/news-release-details/dare-bioscience-and-rosy-wellness-announce-strategic
[10]	https://ir.darebioscience.com/news-releases/news-release-details/dare-bioscience-announces-phase-3-plans-sildenafil-cream-36

Income and Revenue: Income and revenue for the three and six months ended June 30, 2025, were $13.1 million and $29.0 million, respectively, as compared with $11.1 million and $12.6 million for the corresponding periods of 2024. The increase in both periods presented was primarily driven by increased income related to VABYSMO and OJEMDA.

Research and Development (R&D) Expenses: R&D expenses for the three and six months ended June 30, 2025, were $0.1 million and $1.4 million, respectively, compared with $1.2 million for each of the corresponding periods of 2024. The R&D expenses in the first quarter of 2025 and the three- and six-month periods of 2024 were related to the clinical trial costs incurred subsequent to XOMA Royalty’s acquisition of Kinnate in April 2024 related to KIN-3248 and the associated wind-down activities.

General and Administrative (G&A) Expenses: G&A expenses for the three and six months ended June 30, 2025, were $7.8 million and $15.9 million, respectively, as compared with $11.0 million and $19.5 million for the corresponding periods of 2024. The decrease in the second quarter of 2025 compared to the second quarter of 2024 was primarily due to the $3.6 million in exit packages paid to Kinnate senior leadership in the second quarter of 2024.

In 2025, XOMA Royalty’s G&A expenses included non-cash stock-based compensation expenses during the three and six months ended June 30, 2025, of $1.6 million and $3.6 million, respectively, as compared to $2.7 million and $5.5 million for the corresponding periods of 2024. The 2024 periods reflect non-cash stock-based compensation related to the appointment of Mr. Hughes to full-time Chief Executive Officer and issuance of performance stock units.

Credit Losses on Purchased Receivables: In the second quarter of 2024, XOMA Royalty recorded a one-time, non-cash credit loss on purchased receivables of $9.0 million and a corresponding reduction of royalty receivables of $9.0 million associated with the Aronora assets. To date there have been no credit losses in 2025.

Amortization of Intangible Assets: Amortization of intangible assets relates to the IP acquired in the Company’s acquisitions of Pulmokine in November 2024 and the mezagitamab economics from the BioInvent transaction in May 2025. Amortization of non-cash intangible assets were $0.7 million and $1.2 million for the three and six months ended June 30, 2025.

Gain on Acquisition of Kinnate: In the second quarter of 2024, XOMA Royalty recorded a $19.3 million gain on the acquisition of Kinnate due to the fair value of net assets that exceeded total purchase consideration.

Interest Expense: For the three and six months ended June 30, 2025, interest expense was $3.2 million and $6.7 million, respectively, as compared with $3.4 million and $7.0 million for the corresponding periods of 2024. Interest expense relates to the Blue Owl Loan established in December 2023.

Other Income, net: For the three and six months ended June 30, 2025, other income, net was $7.8 million and $7.7 million, respectively, as compared with $2.1 million and $4.0 million for the corresponding periods of 2024. The increases for the periods presented were primarily driven by increases in the fair value of XOMA Royalty’s investments in equity securities.

Net Income: XOMA Royalty reported net income of $9.2 million and $11.6 million for the three and six months ended June 30, 2025, as compared to $16.0 and $7.4 million in the corresponding periods of 2025.

Cash Position: On June 30, 2025, XOMA Royalty had cash and cash equivalents of $78.5 million (including $3.4 million in restricted cash), compared with cash and cash equivalents of $106.4 million (including $4.8 million in restricted cash) on December 31, 2024.

In the second quarter of 2025, XOMA Royalty received $11.7 million in cash receipts including $2.6 million in royalties and commercial payments and $9.0 million in milestones and fees. During the second quarter of 2025, XOMA Royalty deployed $20 million to acquire additional economics in mezagitamab, repurchased approximately 81,700 shares of XOMA Royalty common stock for a cost of $1.8 million, and paid $1.4 million in dividends on the XOMA Royalty Perpetual Preferred stocks. In the first six months of 2025, XOMA Royalty received $29.6 million in cash receipts, including $16.0 million in royalties and commercial payments and $13.6 million in milestone payments and fees. During the first half of 2025, XOMA Royalty deployed $25.0 million to acquire additional assets for its royalty and milestone portfolio, repurchased approximately 107,500 shares of its common stock for a cost of $2.4 million, and paid $2.7 million in dividends on the XOMA Royalty Perpetual Preferred stocks.

About XOMA Royalty Corporation

XOMA Royalty is a biotechnology royalty aggregator playing a distinctive role in helping biotech companies achieve their goal of improving human health. XOMA Royalty acquires the potential future economics associated with pre-commercial and commercial therapeutic candidates that have been licensed to pharmaceutical or biotechnology companies. When XOMA Royalty acquires the future economics, the seller receives non-dilutive, non-recourse funding they can use to advance their internal drug candidate(s) or for general corporate purposes. The Company has an extensive and growing portfolio of assets (asset defined as the right to receive potential future economics associated with the advancement of an underlying therapeutic candidate). For more information about the Company and its portfolio, please visit www.xoma.com or follow XOMA Royalty Corporation on LinkedIn.

Forward-Looking Statements/Explanatory Notes

Certain statements contained in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding the timing and amount of potential commercial payments to XOMA Royalty and other developments related to VABYSMO® (faricimab-svoa), OJEMDA™ (tovorafenib), MIPLYFFA™ (arimoclomol), XACIATO™ (clindamycin phosphate) vaginal gel 2%, IXINITY® [coagulation factor IX (recombinant)], DSUVIA® (sufentanil sublingual tablet), and Sildenafil Cream, 3.6%; the potential occurrences of the events listed under “Anticipated 2025 Events of Note”; the anticipated timings of regulatory filings and approvals related to assets in XOMA Royalty’s portfolio; and the potential of XOMA Royalty’s portfolio of partnered programs and licensed technologies generating substantial milestone and royalty proceeds over time. In some cases, you can identify such forward-looking statements by terminology such as “anticipate,” “intend,” “believe,” “estimate,” “plan,” “seek,” “project,” “expect,” “may,” “will”, “would,” “could” or “should,” the negative of these terms or similar expressions. These forward-looking statements are not a guarantee of XOMA Royalty’s performance, and you should not place undue reliance on such statements. These statements are based on assumptions that may not prove accurate, and actual results could differ materially from those anticipated due to certain risks inherent in the biotechnology industry, including those related to the fact that our product candidates subject to out-

license agreements are still being developed, and our licensees may require substantial funds to continue development which may not be available; we do not know whether there will be, or will continue to be, a viable market for the products in which we have an ownership or royalty interest; and if the therapeutic product candidates to which we have a royalty interest do not receive regulatory approval, our third-party licensees will not be able to market them. Other potential risks to XOMA Royalty meeting these expectations are described in more detail in XOMA Royalty’s most recent filing on Form 10-Q and in other filings with the Securities and Exchange Commission. Consider such risks carefully when considering XOMA Royalty’s prospects. Any forward-looking statement in this press release represents XOMA Royalty’s beliefs and assumptions only as of the date of this press release and should not be relied upon as representing its views as of any subsequent date. XOMA Royalty disclaims any obligation to update any forward-looking statement, except as required by applicable law.

EXPLANATORY NOTE: Any references to “portfolio” in this press release refer strictly to milestone and/or royalty rights associated with a basket of drug products in development. Any references to “assets” in this press release refer strictly to milestone and/or royalty rights associated with individual drug products in development.

As of the date of this press release, the commercial assets in XOMA Royalty’s milestone and royalty portfolio are VABYSMO® (faricimab-svoa), OJEMDA™ (tovorafenib), MIPLYFFA™ (arimoclomol), XACIATO™ (clindamycin phosphate) vaginal gel 2%, IXINITY® [coagulation factor IX (recombinant)], and DSUVIA® (sufentanil sublingual tablet). All other assets in the milestone and royalty portfolio are investigational compounds. Efficacy and safety have not been established. There is no guarantee that any of the investigational compounds will become commercially available.

XOMA ROYALTY CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended June,		Six Month Ended June 30,
	2025	2024	2025	2024
Income and Revenues:
Income from purchased receivables under the EIR method	$6,007	$4,562	$12,077	$4,562
Income from purchased receivables under the cost recovery method	1,743	870	7,268	870
Revenue from contracts with customers	5,025	5,025	9,025	6,025
Revenue recognized under units-of-revenue method	354	629	671	1,119

Total income and revenues	13,129	11,086	29,041	12,576

Operating expenses:
Research and development	69	1,161	1,362	1,194
General and administrative	7,802	11,004	15,948	19,465
Credit losses on purchased receivables	—	9,000	—	9,000
Amortization of intangible assets	655	—	1,199	—

Total operating expenses	8,526	21,165	18,509	29,659

Income (Loss) from operations	4,603	(10,079)	10,532	(17,083)
Other income (expense)
Gain on the acquisition of Kinnate	—	19,316	—	19,316
Change in fair value of embedded derivative related to RPA	—	8,100	—	8,100
Interest expense	(3,236)	(3,402)	(6,703)	(6,953)
Other income, net	7,824	2,050	7,729	4,010

Net income	$9,191	$15,985	$11,558	$7,390

Net income available to common stockholders, basic	$5,522	$10,224	$6,225	$3,253

Basic net income per share available to common stockholders	$0.46	$0.88	$0.52	$0.28

Weighted average shares used in computing basic net income per share available to common stockholders	12,007	11,643	11,988	11,611

Net income available to common stockholders, diluted	$7,823	$14,617	$8,822	$4,654

Diluted net income per share available to common stockholders	$0.44	$0.84	$0.50	$0.27

Weighted average shares used in computing diluted net income per share available to common stockholders	17,761	17,321	17,777	17,263

XOMA ROYALTY CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands, except share and per share amounts)

	June 30,	December 31,
	2025	2024
ASSETS
Current assets:
Cash and cash equivalents	$75,060	$101,654
Short-term restricted cash	80	1,330
Investment in equity securities	8,801	3,529
Trade and other receivables, net	1,817	1,839
Short-term royalty and commercial payment receivables under the EIR method	17,960	14,763
Short-term royalty and commercial payment receivables under the cost recovery method	700	413
Prepaid expenses and other current assets	507	2,076

Total current assets	104,925	125,604
Long-term restricted cash	3,345	3,432
Property and equipment, net	26	32
Operating lease right-of-use assets	288	319
Long-term royalty and commercial payment receivables under the EIR method	4,775	4,970
Long-term royalty and commercial payment receivables under the cost recovery method	58,937	55,936
Exarafenib milestone asset	3,402	3,214
Investment in warrants	609	—
Intangible assets, net	45,434	25,909
Other assets - long term	1,715	1,861

Total assets	$223,456	$221,277

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,138	$1,053
Accrued and other liabilities	5,411	5,752
Contingent consideration under RPAs, AAAs, and CPPAs	—	3,000
Operating lease liabilities	472	446
Unearned revenue recognized under units-of-revenue method	1,434	1,361
Preferred stock dividend accrual	1,368	1,368
Current portion of long-term debt	11,672	11,394

Total current liabilities	21,495	24,374
Unearned revenue recognized under units-of-revenue method – long-term	3,666	4,410
Exarafenib milestone contingent consideration	3,402	3,214
Long-term operating lease liabilities	238	483
Long-term debt	102,201	106,875

Total liabilities	131,002	139,356

Convertible preferred stock, $0.05 par value, 5,003 shares authorized, issued and outstanding as of June 30, 2025 and December 31, 2024	20,019	20,019
Stockholders’ equity:
8.625% Series A cumulative, perpetual preferred stock, $0.05 par value, 984,000 shares authorized, issued and outstanding as of June 30, 2025 and December 31, 2024	49	49
8.375% Series B cumulative, perpetual preferred stock, $0.05 par value, 3,600 shares authorized, 1,600 shares issued and outstanding as of June 30, 2025 and December 31, 2024	—	—
Common stock, $0.0075 par value, 277,333,332 shares authorized, 12,062,466 and 11,952,377 shares issued and outstanding as of June 30, 2025 and December 31, 2024, respectively	90	90
Additional paid-in capital	1,300,066	1,298,747
Accumulated other comprehensive income	122	73
Accumulated deficit	(1,227,892)	(1,237,057)

Total stockholders’ equity	72,435	61,902

Total liabilities, convertible preferred stock and stockholders’ equity	$223,456	$221,277

XOMA ROYALTY CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(in thousands)

	Six Months Ended June 30,
	2025	2024
Cash flows from operating activities:
Net income	$11,558	$7,390
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Adjustment for income from EIR method purchased receivables	(3,935)	(4,562)
Stock-based compensation expense	3,588	5,546
Credit losses on purchased receivables	—	9,000
Gain on the acquisition of Kinnate	—	(19,316)
Common stock contribution to 401(k)	141	118
Amortization of intangible assets	1,199	—
Depreciation	6	5
Accretion of long-term debt discount and debt issuance costs	749	508
Non-cash lease expense	31	29
Change in fair value of equity securities	(5,173)	(535)
Change in fair value of available-for-sale debt securities classified as cash equivalents	49	—
Change in fair value of derivatives	(5)	—
Changes in assets and liabilities:
Trade and other receivables, net	22	478
Prepaid expenses and other assets	1,715	(603)
Accounts payable and accrued liabilities	(387)	921
Operating lease liabilities	(219)	(82)
Unearned revenue recognized under units-of-revenue method	(671)	(1,117)

Net cash provided by (used in) operating activities	8,668	(2,220)

Cash flows from investing activities:
Net cash acquired in Kinnate acquisition	—	18,926
Payments of consideration under RPAs, AAAs, and CPPAs	(8,000)	(37,000)
Receipts under RPAs, AAAs, and CPPAs	2,039	16,741
Payment for BioInvent contract-based intangible asset	(20,614)	—
Purchase of property and equipment	—	(17)
Purchase of equity securities	(99)	—

Net cash used in investing activities	(26,674)	(1,350)

Cash flows from financing activities:
Principal payments – debt	(5,065)	(3,616)
Debt issuance costs and loan fees paid in connection with long-term debt	(80)	(661)
Payment of preferred stock dividends	(2,736)	(2,736)
Repurchases of common stock	(2,370)	(13)
Proceeds from exercise of options and other share-based compensation	896	2,353
Taxes paid related to net share settlement of equity awards	(570)	(1,387)

Net cash used in financing activities	(9,925)	(6,060)

Net decrease in cash, cash equivalents and restricted cash	(27,931)	(9,630)
Cash, cash equivalents and restricted cash at the beginning of the period	106,416	159,550

Cash, cash equivalents and restricted cash at the end of the period	$78,485	$149,920

Supplemental Cash Flow Information:
Cash paid for interest	$6,078	$3,780
Cash paid for taxes	$277	$—
Non-cash investing and financing activities:
Estimated fair value of the Exarafenib milestone asset	$—	$2,922
Estimated fair value of the Exarafenib milestone contingent consideration	$—	$2,922
Right-of-use assets obtained in exchange for operating lease liabilities in Kinnate acquisition	$—	$824
Relative fair value basis reduction of rights-of-use assets in Kinnate acquisition	$—	$(824)
Accrual of contingent consideration under the Affitech CPPA	$—	$3,000
Preferred stock dividend accrual	$1,368	$1,368
Excise tax accrual due to stock repurchases	$24	$—
Transaction costs in connection with BioInvent IP acquisition included in accounts payable	$111	$—

# # #
Investor contact:	Media contact:

Juliane Snowden	Kathy Vincent

XOMA Royalty Corporation	KV Consulting & Management

+1-646-438-9754	kathy@kathyvincent.com

juliane.snowden@xoma.com